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                                                                   Exhibit 10.4


                         AMENDED AND RESTATED AGREEMENT

                  AMENDED AND RESTATED AGREEMENT, dated as of May 30, 1996, by and between Aetna Inc. (formerly Butterfly, Inc.), a Connecticut corporation (the "Company"), and Leonard Abramson ("Consultant").

                  WHEREAS, Consultant is the founder, principal executive officer and a shareholder of U.S. Healthcare, Inc., a Pennsylvania corporation ("U.S. Healthcare"); and

                  WHEREAS, U.S. Healthcare, the Company, Aetna Life and Casualty Company, a Connecticut insurance corporation, New Merger Corporation, a Pennsylvania corporation, and Antelope Sub, Inc., a Connecticut corporation, have entered into an Agreement and Plan of Merger dated as of March 30, 1996 and as amended by Amendment No. 1 thereto dated as of May 30, 1996 (as so amended, the "Merger Agreement"); and

                  WHEREAS, due to the highly competitive nature of the business of the Company and in order for the Company to operate its business following the consummation of the transactions contemplated by the Merger Agreement, the Company desires to enter into a non-competition agreement with Consultant on the terms and conditions hereinafter set forth in this Agreement; and

                  WHEREAS, the Company acknowledges the singular contribution of Consultant in having developed and expanded the business of the Company and in its consequent success and, accordingly, desires to retain the expertise and advisory services of Consultant and, to that end, has entered into an independent consulting agreement with him dated as of March 30, 1996 and desires to restate and amend such agreement to become effective upon the consummation of the transaction contemplated by the Merger Agreement, upon the restated and amended terms and conditions herein set forth; and

                  WHEREAS, Consultant desires to serve as an independent consultant for the Company
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upon such terms and conditions;

                  NOW THEREFORE, in consideration of the premises and the mutual agreements set forth below, the parties agree as follows:

         1. Cancellation of Prior Agreement. It is agreed that subject to, and effective upon, the consummation of the transactions contemplated by the Merger Agreement ("Merger Date"), the employment agreement dated as of January 1, 1993 between U.S. Healthcare and Consultant (other than those provisions relating to compensation payable upon termination of such Agreement) shall be cancelled and superseded by this Agreement.

         2. Term. The initial term of this Agreement shall be for a period of five years commencing on the Merger Date and ending on the fifth anniversary of the Merger Date (the "Initial Term"). Commencing on the fourth anniversary of the Merger Date and on each such subsequent anniversary, the Term shall automatically be extended for one additional year unless, not later than 180 days prior to such anniversary, the Company or Consultant shall have given notice that the Term of this Agreement will not be extended. The Initial Term together with any extensions thereof shall be referred to in this Agreement as the "Term of this Agreement." The period commencing upon the Merger Date and ending on the earlier of the termination of this Agreement by its terms, or the termination of Consultant's services pursuant to Section 7 hereof, shall be referred to in this Agreement as the "Consulting Period".

         3. Duties and Status.

                  (a) Consultant agrees to make himself reasonably available to the Chief Executive Officer of the Company during normal business hours (and upon reasonable advance notice) to provide advice on the strategic business activities, marketing strategies and public relations efforts of U.S. Healthcare and the Company, including the Company's efforts to promote the history of U.S. Healthcare and Consultant's personal involvement in its development and success ("Consulting Services"). In the

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performance of his duties hereunder, Consultant shall not be required to devote any specified percentage of his business or professional time to the advisory services contemplated herein.

                  (b) During the Consulting Period, Consultant may engage in other employment or consulting work, or in any trade or business, for his own account or on behalf of any person or entity and may serve on any corporate, political, civic or charitable boards or committees, provided, in each case, such activities do not violate any of his obligations under Section 6.

                  (c) Consultant acknowledges that he is acting as an independent contractor, and that nothing in this Agreement shall be construed to create an employment relationship between the parties. Consultant is not authorized to enter into contracts or agreements on behalf of the Company or to otherwise create obligations of the Company to third parties. Consultant shall not be treated as an employee with respect to the services performed hereunder for Federal, state, or local tax purposes. Consultant shall be solely responsible for, and shall file, on a timely basis, tax returns and payments required to be filed with, or made to, any Federal or state, or local tax authority with respect to his performance of Consulting Services under this Agreement. Neither Federal, nor state, nor local income tax of any kind shall be withheld from, or paid by, the Company with respect to the Consulting Fee, as defined below in Section 4(a).

         4. Compensation. In consideration of his availability to provide Consulting Services and of the Consulting Services provided by him under this Agreement, Consultant shall be compensated as follows:

                  (a) Consulting Fee. The Company shall pay to Consultant, during the Term of this Agreement, a consulting fee of two million dollars ($2,000,000) per year ("Consulting Fee"), payable in equal monthly installments, in arrears, during the Term of this Agreement.

                  (b) Welfare Benefits. During the Term of this Agreement, as additional consideration

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for the provision by Consultant of the advisory services hereunder, the Company shall arrange to provide Consultant with life (including split dollar), disability, accident, and health insurance benefits substantially similar to those which Consultant is provided in his capacity as principal executive officer of U.S. Healthcare and is receiving as of the date of this Agreement, or the economic equivalent thereof. Consultant shall not be eligible to participate in, or accrue or receive benefits under, any of the Company's employee compensation or benefit plans, policies and programs.

                  (c) Expense Reimbursement. During the Consulting Period, Consultant shall be entitled to receive prompt reimbursement of all reasonable out-of-pocket expenses properly incurred by him in connection with his duties under this Agreement, including reasonable expenses for entertainment and travel, provided that such expenses are properly approved, documented and reported in accordance with the policies and procedures of the Company applicable at the time the expenses are incurred.

                  (d) Office and Secretarial Support. During the Term of this Agreement, the Company shall furnish Consultant with the exclusive use of appropriate office space and full-time secretarial services commensurate with the office and services he was provided as principal executive officer of U.S. Healthcare at a site acceptable to Consultant not located in a U.S. Healthcare facility. All furnishings and decorative items in the Consultant's office on the date hereof shall be relocated to such new office.

         5. Additional Matters. On the Merger Date the Company shall transfer, convey, and assign to Consultant (or to any person or entity designated in writing by Consultant) all its ownership rights and interests in, and title to, the Company-owned G-4 ("G-4") aircraft. In addition, during the Term of this Agreement, the Company shall pay directly (or, at Consultant's election, shall reimburse Consultant for) any and all costs and expenses incurred in the operation and maintenance of the G-4 up to a maximum amount of two million dollars, including, without limitation, all costs and expenses associated with all

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maintenance and repairs of the G-4, all costs and expenses for fuel, insurance, airport and landing fees, and all costs and expenses associated with providing Consultant with the services of duly licensed pilots, on a full-time basis, comparable in experience to those pilots employed by U.S. Healthcare on the day immediately preceding the Merger Date. If the Internal Revenue Service or any state or local taxing authorities (individually and collectively referred to as "Taxing Authority") takes the position that the benefits provided pursuant to the second sentence of this Section 5 during the Term of this Agreement results in the receipt of taxable income to Consultant, the Company shall pay Consultant an amount equal to the sum of (x) the aggregate Federal, state, and local income and employment taxes (and any penalties and interest thereon) imposed on Consultant as a direct result of the use of these benefits during the Term of this Agreement, (y) any costs reasonably incurred by Consultant (including reasonable attorneys' fees and expenses) directly resulting from Consultant's participation in proceedings with any Taxing Authority relating to the tax consequences of the use of these benefits during the Term of this Agreement, and
(z) the aggregate Federal, state, and local income and employment taxes imposed on Consultant with respect to the amounts payable hereunder, including taxes payable under this clause (z) (collectively, the "Gross- Up Payment"). Subject to Section 10 below, Consultant shall be responsible for all such taxes and costs arising out of the transaction referred to in the first sentence of this
Section 5.

         6. Confidential Information; Non-Competition; Company Property. Consultant and the Company recognize that, due to the nature of his prior history with U.S. Healthcare and his independent consulting relationship with the Company, Consultant has had and will continue to have access to and an opportunity to develop confidential business information, proprietary information, and trade secrets relating to the business and operations of U.S. Healthcare and the Company. Consultant acknowledges that such information is valuable to the business of the Company and that disclosure to, or use for the benefit of, any person or entity other than the Company or any affiliate of the Company, would cause

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substantial damage to the Company. Consultant further acknowledges that the
Consulting Services he provides to the Company include the duty to develop and maintain client, customer, employee, supplier and other business relationships on behalf of the Company; and that access to and development of those close business relationships for the Company render his services special, unique and extraordinary. In recognition that the good will and business relationships described herein are assets and part of the value being acquired pursuant to the Merger Agreement, and that loss of or damage to those relationships would destroy or diminish the value of the Company, Consultant agrees as follows:

                  6.1. Non-Competition. During the Consulting Period and for a period of five years thereafter (the "Non-Competition Period"), and regardless of the reason Consultant's services are terminated, Consultant shall not engage in any of the following activities, either directly or indirectly (individually, or through or on behalf of another entity as owner, investor, director, partner, agent, employee, consultant, or in any other capacity):

                           (i) engage in any business which is, as of the time
of any occurrence under this Section 6.1 (and, for the period after Consultant's Date of Termination, was, as of Consultant's Date of Termination), in competition with any of the health care operations conducted directly or indirectly by the Company or any of its affiliates: (A) in the United States; or
(B) in any other country (except Israel) where, as of the Merger Date, the Company or any of its affiliates, is engaged in any health care operations ("Competitive Business");

                           (ii) contact, communicate with, solicit, or accept
the business of any Company Client (as defined below) for the purpose of making arrangements to provide such Company Client with services of the type then or previously provided by the Company, except on behalf of and for the benefit of the Company;

                           (iii) engage in any activity to interfere with,
disrupt or damage the business of

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the Company or any affiliate; or

                           (iv) hire any Employee (as defined below) of the
Company or any of its affiliates; or solicit, encourage, or engage in any activity to induce any Employee of the Company or any of its affiliates to terminate employment with the Company or such affiliate, or to become employed by, or to enter into a business relationship with, any other person or entity; provided, however, that notwithstanding the foregoing, during the Term of the Agreement and thereafter, Consultant, at his discretion, may hire or solicit the employment of any of the following employees of U.S. Healthcare: (a) up to two
(2) secretaries; (b) up to three (3) security personnel; (c) up to six (6) aviation personnel; and (d) with the prior consent of the Company (which shall not be unreasonably withheld), a limited number of similar non-key employees.

                  Nothing herein, however, will prohibit Consultant from acquiring or holding not more than five percent of any class of publicly traded securities of any Competitive Business; provided that such securities entitle Consultant to no more than five percent of the total outstanding votes entitled to be cast by securityholders of such business in matters on which such securityholders are entitled to vote. For purposes of the Non-Competition Period of this Agreement, the term "Company Client" shall mean: (A) any person or entity who as of the date immediately preceding Consultant's Date of
Termination: (i) is a supplier, customer or client of the Company or any of its affiliates; or (ii) during the 12 month period prior to Consultant's Date of Termination had been solicited by Consultant on behalf of the Company or any of its affiliates to provide or receive services as a supplier, client or customer of the Company or any of its affiliates; and (B) any other supplier, client or customer of the Company or any of its affiliates, as the Company and Consultant shall mutually agree to in writing after Consultant's Date of Termination. The term "Employee" as used in this Agreement means: (i) any employee or consultant of the Company or any of its affiliates, or (ii) any person or entity who, within 12 months prior to Consultant's Date of

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Termination, had left the employment or service of the Company or any of its affiliates.

                  6.2. Confidential Information. During the Non-Competition Period, and at all times thereafter, Consultant shall maintain the confidentiality of all trade secrets and confidential or proprietary information of the Company or its affiliates and, except in furtherance of the business of the Company or its affiliates, he shall not directly or indirectly disclose any such information to any person or entity.

                  6.3. Company Property. Consultant acknowledges that all originals and copies of materials, records and documents relating to the business of U.S. Healthcare or the Company generated by him or coming into his possession during his employment with U.S. Healthcare or during the Term of this Agreement are the sole property of the Company ("Company Property"). Upon the expiration of the Consulting Period, or upon request of the Company at any time, Consultant shall promptly deliver to the Company all copies of Company Property in his possession or control.

                  6.4. Company's Remedies for Breach. Consultant acknowledges that if he breaches any provision of this Section 6, the Company or its affiliates will suffer irreparable injury. It is therefore agreed that the Company (or its affiliates) shall have the right to enjoin any such breach, without posting any bond. The existence of this right to injunctive, or other equitable relief, shall not limit any other rights or remedies the Company may have at law or in equity including, without limitation, the right to monetary, compensatory and punitive damages. Consultant acknowledges and agrees that the provisions of this Section 6.4 are reasonable and necessary for the successful operation of the Company.

                  6.5 Compensation for Non-Competition Agreement. In recognition of his singular contribution to the success of U.S. Healthcare and in consideration of the Consultant's agreement to abide by the restrictive covenants set forth above in Sections 6.1, 6.2 and 6.3 the Company shall pay Consultant (or his legal representative or estate, as the case may be), the following amounts, regardless of any termination of his services as a Consultant under this Agreement for any reason: (A) in cash (i) the sum

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of seven million five hundred thousand dollars ($7,500,000), payable on the
Merger Date; and (ii) during the five-year period commencing on the Merger Date, one million dollars ($1,000,000) per year in equal quarterly installments, in arrears; and (B) in shares of common stock of the Company ("Company Common Stock") having a Fair Market Value (calculated as described below) of (i) two million five hundred thousand dollars ($2,500,000) payable on the Merger Date and (ii) ten million dollars ($10,000,00) payable upon the later to occur of (x) the first business day that is seven months after the last day on which the Consultant served as a director of the Company and (y) the Termination or expiration of the Consulting Period. The Fair Market Value of the Company Common Stock shall be determined on any date of determination as follows: (A) if the Company Common Stock then trades on the New York Stock Exchange (or any other national securities exchange), the Fair Market Value of the Company Common Stock, on a per share basis, shall be the average of the last reported sale prices per share of the Company Common Stock (or, in the case of the first payment hereunder, the common stock of Aetna Life and Casualty Company) during the 15 trading days immediately preceding the date of determination on the New York Stock Exchange (or such other exchange as has the greatest trading volume in such security during such period); or (B) if the Company Common Stock is no longer traded on the New York Stock Exchange or any other national securities exchange, then any amount payable to Consultant under this Section 6.5 shall be paid entirely in cash. The Company agrees to provide shelf registration rights to Consultant covering the Company Common Stock issued under this Agreement on or prior to the time Consultant receives such Company Common Stock having the same terms and conditions mutatis mutandis as set forth in the shelf registration rights agreement previously entered into between the Company and Consultant; provided, that no such rights shall exist or continue to exist if Company and Consultant agree that the sale of such Company Common Stock by the Consultant is exempt from the registration requirements of the Securities Act of 1933, as in effect on the date of such

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proposed sale.

                  6.6. Survival and Independent Covenants. The provisions of this Section 6 shall survive termination of this Agreement. The covenants of
Section 6 shall be construed as independent of any of the other provisions contained in this Agreement.

         7. Termination of Consultant's Services. The Consulting Period may be terminated during the Term of this Agreement as follows:

                  (a) Death. Consultant's services shall terminate automatically upon Consultant's death, which date shall be the Date of Termination.

                  (b) Disability. If, as a result of Consultant's incapacity due to physical or mental illness (as determined by a medical doctor mutually agreed to by Consultant or his legal representative and the Company), Consultant shall have been absent from his duties for a period of six consecutive months and, within 30 days after written Notice of Termination (as defined in subsection (f) of this Section 7) is given, shall not have returned to the performance of his duties hereunder ("Disability"), the Company may terminate Consultant's services hereunder. In this event, the Date of Termination shall be 30 days after Notice of Termination is given (provided that Consultant shall not have returned to the performance of his advisory services during such 30 day period).

                  (c) Cause. The Board of Directors of the Company (the "Board") may terminate Consultant's services at any time for "Cause." For purposes of this Agreement, "Cause" shall mean that the Board concludes, in good faith and after reasonable investigation that: (i) Consultant is convicted of a felony involving dishonesty with respect to the Company; or (ii) Consultant committed an act of fraud relating to the business of the Company. If Consultant's services are terminated for Cause, the Date of Termination is the day that Consultant receives the Notice of Termination.

                  (d) Without Cause. The Board may terminate Consultant's services at any time

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without Cause, and the Date of Termination is the day that Consultant receives the Notice of Termination.

                  (e) Resignation. If Consultant resigns or otherwise terminates his services under this Agreement with the Company, the Date of Termination is the date of such resignation or termination as set forth in the Notice of Termination received by the Company.

                  (f) Notice of Termination. Any termination of Consultant's services by the Company or by Consultant, other than termination as a result of death, shall be communicated by Notice of Termination, which shall be in writing and shall set forth in detail the reasons therefor.

         8. Payments Upon Termination.

                  (a) Death, Disability, or Without Cause. In the event the Consultant's services are terminated during the term of this Agreement by reason of Consultant's death or Disability (as defined above in Section 7(b)), or by the Company without Cause, the Company shall pay to Consultant or, in the event of his death, to Consultant's estate or, in the event of his Disability, to Consultant or his legal representative, within seven days of the Date of
Termination: (i) all unpaid Consulting Fees accrued as of the Date of Termination; (ii) any accrued, unpaid compensation or benefits due to Consultant upon death or Disability under the terms of any benefit or insurance plan, policy or program of U.S. Healthcare or provided by the Company pursuant to
Section 4(b) in effect at the time Consultant receives Notice of Termination or at the time of death; and (iii) all Consulting Fees to which Consultant would have been entitled had Consultant continued working through the remainder of the Term of this Agreement, payable in a lump sum in cash. In addition, the Company shall (i) continue to make any payments required by and in accordance with
Section 6.5; and (ii) provide for the continuation of Consultant's coverage, at the Company's sole cost and expense, in any disability, accident or health insurance plans, policies or programs provided by the Company pursuant to
Section 4(b) through the remainder of the Term of this Agreement. Except as so provided, no further benefits, compensation or

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rights continue to accrue to Consultant after the Date of Termination.

                  (b) For Cause or Resignation. If Consultant's services are terminated for Cause, or Consultant resigns or terminates his services with the Company for any reason (other than the Company's breach of its obligation to make any payments due to Consultant under this Agreement), the Company shall pay to Consultant: (i) all unpaid Consulting Fees accrued and payable as of the Date of Termination; (ii) any other compensation or benefits due and payable to Consultant under the terms of any benefit or insurance plan, policy or program of provided by the Company pursuant to Section 4(b) in effect at the time the Notice of Termination is received; and (iii) in the event Consultant resigns or terminates his services hereunder, any amounts owed to Consultant pursuant to, and in accordance with Section 6.5. Except as so provided, no further benefits, compensation or rights continue to accrue to Consultant after the Date of Termination.

                  (c) Mitigation. Consultant shall not be required to mitigate any amounts payable pursuant to this Section 8.

                  (d) Expiration of the Term. If Consultant's services by the Company terminate because either the Company or Consultant gives timely written notice to the other party in accordance with Section 2 above, then this Agreement (other than Section 6) shall terminate at the end of the Initial Term and, until that time, the rights and obligations of the Company and Consultant under this Agreement shall continue in full force and effect.

         9. Indemnification; Attorneys' Fees. The Company shall indemnify and hold Consultant harmless to the maximum extent permitted by the laws of the State of Connecticut and the Charter and By-Laws of the Company, as applicable:
(i) against all costs, expenses, liabilities and legal fees which Consultant may incur in the discharge of his services under this Agreement; and (ii) against all judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by

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Consultant, in connection with the defense, or as a result of any action or proceeding (or any appeal from any action or proceeding) in which Consultant is made or is threatened to be made a party by reason of the fact that he is or was an officer, director or agent of U.S. Healthcare or the Company, regardless of whether such action or proceeding is one brought by or in the right of the Company to procure a judgment in its favor. The Company shall cause Consultant to be insured under the Company's Directors and Officers' Liability Insurance Policy as in effect from time to time or, if such Policy would not permit the Consultant to be covered thereby, the Company shall provide Consultant with an insurance policy providing comparable coverage. In connection with any dispute or proceeding arising under this Agreement where Consultant is ultimately the substantially prevailing party, the Company shall promptly reimburse Consultant for all costs, including, without limitation, the reasonable attorneys' fees of any attorney of Consultant's choosing, incurred by Consultant in any such dispute or proceeding arising under this Agreement. Any termination of Consultant's services, or of this Agreement, shall have no effect on the continuing operation of this Section 9.

         10. Gross-Up For Excise Tax.

                  (a) Whether or not Consultant becomes entitled to any payments under Section 8 hereof, if any payments or benefits received or to be received by Consultant (including, without limitation, any payments or benefits received or to be received by Consultant pursuant to any U.S. Healthcare stock options), whether pursuant to Sections 4 or 5 hereof, or any other provision of this Agreement or any other plan, arrangement or agreement with the Company or U.S. Healthcare or its affiliates in effect on the date hereof in connection with the services rendered by Consultant to U.S. Healthcare or the Company (such payments or benefits, excluding the Gross-Up Payment described herein, being hereinafter referred to as the "Total Payments"), will be subject to any excise tax imposed under section 4999 of the Internal Revenue Code of 1986, as amended (the "Excise Tax"), the Company shall pay to

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Consultant an additional amount (the "Gross-Up Payment"), such that the net amount retained by Consultant after deduction of any Excise Tax on the Total Payments and any Federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments.

                  (b) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax:
(i) all of the Total Payments shall be treated as "parachute payments" (within the meaning of section 280G(b) (2) of the Code) unless, in the opinion of tax counsel selected by the Company and reasonably acceptable to Consultant ("Tax Counsel"), a reasonable basis exists for determining that such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b) (4) (A) of the Code; (ii) all "excess parachute payments" within the meaning of section 280G(b) (1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, a reasonable basis exists for determining that such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b) (4) (B) of the Code) in excess of the "base amount" (within the meaning of section 280G(b) (3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax; and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by an independent auditor selected by the Company and reasonably acceptable to Consultant, in accordance with the principles of sections 280G(d) (3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Consultant shall be deemed to pay Federal income tax at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of Consultant's residence on the Date of Termination (or if there is no Date of Termination, then the date on which the Gross-Up Payment is

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calculated for purposes of this Section 10), net of the maximum reduction in
Federal income taxes which could be obtained from deduction of such state and local taxes.

                  (c) In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, Consultant shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross- Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and Federal, state, and local income and employment taxes imposed on the Gross-Up Payment being repaid by Consultant to the extent that such repayment results in a reduction in Excise Tax and/or a Federal, state, or local income or employment tax deduction) plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b) (2)
(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable to Consultant with respect to such excess) at the time that the amount of such excess is finally determined. Consultant and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

         11. No Setoff. The Company's obligations to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Consultant.

         12. Compliance with Other Agreements. Consultant represents and warrants to the Company

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that the execution of this Agreement by him and the performance of his obligations hereunder, will not conflict with, breach, or constitute a default under any agreement to which Consultant is a party or by which Consultant is bound.

         13. Enforceability. If any provision of this Agreement is determined by a court of competent jurisdiction to be not enforceable in the manner set forth in this Agreement, Consultant and the Company agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law. If any provisions of this Agreement are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement (or any portion thereof).

         14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without giving effect to the conflicts of laws principles thereof.

         15. Amendments. This Agreement may not be amended or modified except by a written agreement executed by Consultant and the Company (upon approval by the Board), or by their successors or legal representatives.

         16. Notices. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                              If to Consultant:

                              Mr. Leonard Abramson
                              376 Regatta Drive
                              Jupiter, FL 33477
                              Telecopier: 407-745-1114

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                              With copies to:

                              Howard G. Godwin, Jr., Esq.
                              Brown & Wood
                              One World Trade Center
                              New York, NY 10048

                              If to the Company:

                              Aetna Life and Casualty Company
                              151 Farmington Avenue
                              Hartford, Connecticut 06156

                              With copies to:

                              David L. Caplan, Esq.
                              Davis Polk & Wardwell
                              450 Lexington Avenue
                              New York, NY 10017

or to such other address as either party shall have furnished to the other in writing in accordance with this Agreement. Notices and communications shall be effective when actually received by the addressee.

         17. Waiver. Consultant's or the Company's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of that provision, or of any other provision of this Agreement. Any waiver by the Company shall not be effective unless approved by the Board and set forth in a writing signed by the Chief Executive Officer of the Company.

         18. No Other Agreements. This Agreement contains the entire understanding of the Company and Consultant with respect to the independent consulting relationship between the Company and Consultant, except as to benefit plans of U.S. Healthcare or provided by the Company pursuant to Section 4(b) which are governed by the terms thereof. Any prior agreements, oral or written, and any prior representations are hereby superseded and are of no further force and effect. Neither the Company nor Consultant has relied on any representations in connection with entering into this Agreement other than those expressly set forth herein, and those set forth in the Merger Agreement.

         19. Cooperation. Consultant agrees to give prompt written notice to the Company of any claim or injury relating to the Company, and to fully cooperate in good faith and to the best of his ability with the Company in connection with all pending, potential or future claims, investigations or actions which directly or indirectly relate to any transaction, event or activity about which Consultant may have knowledge because of his employment with U.S. Healthcare or his Consulting Services to the Company. Such cooperation shall include all assistance that the Company, its counsel, or its representatives may reasonably request, including reviewing documents, meeting with counsel, providing factual information and material, and appearing or testifying as a witness. If the Company requires such assistance from Consultant after the expiration of the Term of this Agreement, this Company shall reasonably compensate Consultant for his time based on a per diem rate derived, pro rata, from the Consulting Fee.

         20. Binding Effect. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors, permitted assigns, heirs, and legal representatives, including any corporation or other business organization with which the Company may merge or consolidate. Nothing in this Agreement, express or implied, is intended to confer upon any other person or entity any rights or remedies.

         21. Business Days. If any action or payment is due on a day which is not a Business Day, as defined below, then such action or payment (without any additional interest) shall be made on the next Business Day. For purposes of this Agreement, "Business Day" shall mean any day excluding Saturday, Sunday, and any day on which banking institutions close.

         22. Headings. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                            Aetna Inc.

                                            By:/s/ Richard Huber
                                            -----------------------------------
                                               Name: Richard Huber
                                               Title: Vice President


                                            /s/ Leonard Abramson
                                            -----------------------------------
                                                Leonard Abramson



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